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                                                                    Exhibit 22.1


                       SUBSIDIARIES OF SPORTS-TECH, INC.



                   All-Comm Acquisition Corporation    (100%)

                   All-Comm Holdings, Inc.             (100%)

                   Alliance Media Corporation          (100%)

                   Stephen Dunn & Associates, Inc.     (100%)